Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 3, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2010 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion bank holding company with eight bank subsidiaries, announced its financial results for the second quarter of 2010.  Premier realized income of $2,219,000 (23 cents per diluted share) during the quarter ending June 30, 2010, a 63.8% increase from the $1,355,000 of net income reported for the second quarter of 2009.  The increase in income in 2010 is largely due to the inclusion of the recently acquired Adams National Bank and Consolidated Bank and Trust (the “Acquired Banks”) in the 2010 results.  These banks were acquired by Premier on October 1, 2009 and, therefore, their operating results are not included in the 2009 comparative net income of Premier.  Excluding the benefits of the acquisitions, Premier’s second quarter 2010 net income also improved as a result of decreases in interest expense exceeding decreases in interest income as well as reductions in operating expenses and income tax expense.  On a diluted per share basis, Premier earned $0.23 during the second quarter 2010 compared to $0.21 per share earned during the second quarter of 2009.  For the first half of 2010 Premier realized net income of $4,532,000 (48 cents per diluted share), a 75.4% increase from the $2,584,000 (40 cents per diluted share) earned during the first half of 2009.

President and CEO Robert W. Walker commented, “Premier’s earnings performance in the second quarter was a lot like the first quarter’s performance.  Yields on liquid investments such as federal funds sold were extremely low due to the Federal Reserve’s current interest rate policy.  Similarly, yields on investment grade securities were also very low compared to the last couple of years.  To compensate, we have continued to keep step with our competitors and lower the rates paid on our deposit products. This, along with the yield on the discounted loan portfolios we acquired from our merger with Abigail Adams, has helped the company to maintain a 4.38% net interest margin.  Yet, as the national economy continues to demonstrate weakness, we have been diligent in monitoring our loan portfolio and its credit quality, resulting in the higher provisions for loan losses reported in the first two quarters of 2010.

“Overall we are pleased with the second quarter financial results.  The recently announced written agreement with the Federal Reserve and our Richmond subsidiary, Consolidated Bank and Trust, we believe, was primarily based on the bank’s loan portfolio near the time we purchased the bank.  We discounted the loan portfolio as part of our purchase price back in October, but nevertheless, even at their discounted values, the level of problem loans and assets necessitated action on the part of the Federal Reserve.  As the parent organization for a Federal Reserve member bank, such as Consolidated Bank and Trust, Premier was also made a party to the written agreement to ensure the bank’s compliance with the agreement.  We believe our management team has developed the requisite skills and processes to restore the bank to be a vibrant member of the community and since acquiring the bank we have already made several changes to accomplish that goal.”

Exhibit 99.1 - continued

Net interest income for the quarter ending June 30, 2010 totaled $10.713 million, compared to $6.662 million of net interest income earned in the second quarter of 2009 and $11.063 million earned in the first quarter of 2010 (the previous calendar quarter).  When compared to the second quarter of 2009, net interest income has improved by 60.8%, largely due to the $3.738 million of additional net interest income of the Acquired Banks, further enhanced by a $313,000 increase in net interest income from Premier’s other six banks.  Total interest income in the second quarter of 2010 increased by $4.045 million, or 44.4%, when compared to the second quarter of 2009, as interest income of the Acquired Banks exceeded the $146,000, or 2.0%, decrease in loan interest income and the $74,000, or 4.4%, decrease in interest income on investments of Premier’s other six banks.  Total interest expense in the second quarter of 2010 decreased by $6,000, or 0.2%, when compared to the second quarter of 2009, as interest expense of the Acquired Banks was more than offset by the $520,000, or 23.3%, decrease in interest expense on deposits and the $13,000, or 5.9%, decrease in interest expense on borrowings of Premier’s other six banks and the parent company.

The $350,000, or 3.2%, decrease in net interest income, when compared to the first quarter of 2010, is largely due to decreases in interest income on loans which were only partially offset by an increase in interest income on investments and decreases in interest expense on deposits and borrowings during the same period.  Both the first and second quarter of 2010 include the full operations of the Acquired Banks.  Total interest income in the second quarter of 2010 decreased by $452,000, or 3.3%, when compared to the first quarter of 2010, largely due to a $534,000, or 4.6%, decrease in interest income on loans.  This decrease was partially offset by an $82,000 increase in interest income on investments and other earning assets.  The overall decrease in interest income was partially offset by a $102,000, or 4.0%, decrease in total interest expense.  Interest on deposit accounts decreased by $33,000, or 1.5%, while interest expense on borrowed funds decreased by $69,000, or 38.5%, in the second quarter of 2010 when compared to the first quarter of 2010.  The decrease in interest on borrowed funds was largely due to the maturity of $4.0 million of FHLB borrowings at one of Premier’s subsidiary banks.

During the quarter ending June 30, 2010, Premier recorded $1,409,000 of provisions for loan losses compared to $110,000 of provisions for loan losses during the same period of 2009 and $571,000 of provisions for loan losses in the first quarter of 2010.  The increase in the provision in the second quarter of 2010 compared to the same quarter of 2009 was a result of $1,027,000 of provision expense at the Acquired Banks plus an increase in the estimated credit risk in the loan portfolio.  The increased risk is largely associated with the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The increase in the provision in the second quarter of 2010 compared to the first quarter of 2010 was again largely due to additional provision expense at the Acquired Banks.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at June 30, 2010 increased to 1.33% compared to 1.08% at year-end 2009.

Exhibit 99.1 - continued

In addition to the increase in overall net interest income from the addition of the Acquired Banks, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending June 30, 2010 totaled $6.861 million compared to $4.559 million in the second quarter of 2009 and $6.993 million in the first quarter of 2010.  The $2.302 million increase in net overhead when compared to the second quarter of 2009 is largely attributable to the $2.527 million of net overhead costs added from the inclusion of the Acquired Banks in 2010.  The remaining $225,000 decrease in net overhead costs is largely due to a 13.3% increase in electronic banking revenue, and a 4.2% increase in service charges and fees on deposit accounts, as well as decreases in occupancy and equipment expenses, professional fees associated with the acquisition, supplies expense, FDIC insurance costs and other operating expenses.  These decreases in net overhead costs were partially offset by increases in staff costs, equity based taxes, data processing costs, and OREO expenses as well as a decrease in revenue from secondary market mortgage activity.  When compared to the first quarter of 2010 (which also includes the operations of the Acquired Banks), net overhead costs in the second quarter of 2010 decreased by $132,000, largely due to a $155,000, or 3.8%, decrease in staff costs, and a $38,000, or 8.4%, decrease in FDIC insurance costs, as well as a $147,000, or 15.9%, increase in service charges and fees on deposit accounts and a $32,000, or 9.4%, increase in electronic banking revenue.  These decreases in net overhead costs were partially offset by a $157,000 increase in OREO expenses, a $54,000 increase in occupancy and equipment costs and a $41,000 increase in professional fees.

Also impacting the second quarter of 2010 was the recognition of a $538,000, net of federal income tax expense, West Virginia income tax benefit resulting from Premier’s projected ability to fully realize its West Virginia state deferred tax assets.  The majority of the state deferred tax assets are made up of West Virginia net operating loss carryforwards, some of which were incurred as a result of Premier’s historical operations and some of which were obtained from the Traders Bankshares acquisition in 2008.  The projection takes into account changes in West Virginia’s corporation income tax rules regarding consolidated income tax returns and the likelihood that the projected taxable income from the Acquired Banks will accelerate the utilization of all carryforwards.

Total assets as of June 30, 2010 were down $25.2 million, or 2.3%, from the $1.1 billion of total assets at year-end 2009.  The decrease in total assets since year-end is largely due to a $9.8 million (1.4%) decrease in total loans outstanding, largely the result of loan payoffs in the first quarter, plus a $5.2 million decrease in federal funds sold and a $7.2 million decrease in investment securities.  The proceeds from these decreases in total assets were used to fund a $20.6 million (2.3%) decrease in total deposits, a $3.1 million decrease in repurchase agreements, and a $5.2 million decrease long-term borrowings.  Shareholders’ equity continued to increase, totaling $132.1 million or 12.3% of total assets at June 30, 2010, which compares to shareholders’ equity of $128.6 million or 11.7% of total assets at December 31, 2009.  The increase in shareholders’ equity was largely due to the $4.5 million of net income recognized in the first six months of 2010 partially offset by dividends paid on Premier’s Series A Preferred Stock as well as its quarterly dividend on common stock, plus and increase in the unrealized gain on the investment portfolio.

Exhibit 99.1 - continued

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2010.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2010	2009	2010	2009
Interest Income	13,165	9,120	26,782	18,256
Interest Expense	2,452	2,458	5,006	5,036
Net Interest Income	10,713	6,662	21,776	13,220
Provision for Loan Losses	1,409	110	1,980	212
Net Interest Income after Provision	9,304	6,552	19,796	13,008
Non-Interest Income	1,694	1,326	3,211	2,496
Non-Interest Expenses	8,555	5,885	17,065	11,649
Income Before Taxes	2,443	1,993	5,942	3,855
Income Taxes	224	638	1,410	1,271
NET INCOME	2,219	1,355	4,532	2,584
Preferred Stock Dividends and Accretion	305	-	638	-
Net Income Available to Common Shareholders	1,914	1,355	3,894	2,584

EARNINGS PER SHARE	0.24	0.21	0.49	0.40
DILUTED EARNINGS PER SHARE	0.23	0.21	0.48	0.40
Dividends per share	0.11	0.11	0.22	0.22

Charge-offs	377	311	581	476
Recoveries	102	64	235	170
Net charge-offs (recoveries)	275	247	346	306

Exhibit 99.1 - continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2010	2009
ASSETS
Cash and Due From Banks	61,612	61,611
Federal Funds Sold	17,771	22,985
Securities Available for Sale	233,805	240,970
Loans Held for Sale	800	897
Loans (net)	680,094	691,564
Other Real Estate Owned	9,660	9,251
Other Assets	41,446	42,953
Goodwill and Other Intangible Assets	31,318	31,519
TOTAL ASSETS	1,076,506	1,101,750

LIABILITIES & EQUITY
Deposits	893,204	913,784
Fed Funds/Repurchase Agreements	21,470	24,600
FHLB Advances	10,727	14,937
Other Borrowings	15,079	16,027
Other Liabilities	3,976	3,846
TOTAL LIABILITIES	944,456	973,194
Preferred Stockholder’s Equity	21,786	21,705
Common Stockholders’ Equity	110,264	106,851
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,076,506	1,101,750

TOTAL BOOK VALUE PER COMMON SHARE	13.89	13.46

Non-Accrual Loans	48,997	46,299
Loans 90 Days Past Due and Still Accruing	3,702	489